UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2010

Microsemi Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-08866	95-2110371
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2381 Morse Avenue Irvine, California	92614
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 221-7100

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 2, 2010, Microsemi Corporation, a Delaware corporation (“Microsemi”) entered into a Credit Agreement with Morgan Stanley Senior Funding, Inc. (“MSSF”), Morgan Stanley & Co. Incorporated, East West Bank, Raymond James Bank, FSB and the lenders referred to therein (the “Credit Agreement”). Pursuant to the Credit Agreement, MSSF has provided $425,000,000 senior secured first lien credit facilities (the “Facilities”), consisting of a term loan facility in an aggregate principal amount of $375,000,000 and a revolving credit facility (the “Revolving Facility”) in an aggregate principal amount of $50,000,000. The Facilities financed the Offer and the Merger (as each such term is defined in Item 2.01 hereof) and fees and expenses related thereto. The Revolving Facility is also available for working capital requirements and other general corporate purposes.

Microsemi can request, at any time and from time to time, the establishment of one or more term loan and/or revolving credit facilities with commitments in an aggregate amount not to exceed $100,000,000, the proceeds of which can be used for working capital requirements and other general corporate purposes. MSSF will act as sole bookrunner, sole lead arranger and administrative agent.

Interest under the Facilities are, at Microsemi’s option, Base Rate (as defined below) or LIBOR, plus a margin ranging from 2.00% to 3.00% for Base Rate-based loans that are either term loans or revolving loans and ranging from 3.00% to 4.00% for LIBOR-based loans that are either term loans or revolving loans, depending on Microsemi’s consolidated leverage ratio. The “Base Rate” for term loans is equal to 2.5% per annum and for revolving loans is a fluctuating interest rate per annum equal to the highest of (a) the prime rate, (b) ½ of 1% per annum above the federal funds effective rate and (c) one-month LIBOR plus 1%. Interest for Base Rate-based loans is calculated on the basis of a 365-day year and interest for LIBOR-based loans is calculated on the basis of a 360-day year.

Microsemi paid upfront fees or original issue discount equal to 1.00% of the aggregate principal amount of the loans on the initial funding date and commitment fees equal to 2.00% of the initial term loan and revolving loan commitments. Additionally, Microsemi expects to pay an undrawn commitment fee ranging from 0.25% to 0.75% depending on Microsemi’s consolidated leverage ratio, on the unused portion of the Revolving Facility. If any letters of credit are issued, then Microsemi expects to pay a fronting fee equal to 0.25% per annum of the aggregate face amount of each letter of credit and a participation fee on all outstanding letters of credit at a per annum rate equal to the margin then in effect with respect to LIBOR-based loans under the Revolving Facility on the face amount of such letter of credit.

Subject to certain customary exceptions, all obligations of Microsemi under the Facilities are unconditionally guaranteed by each of Microsemi’s existing and subsequently acquired or organized direct and indirect wholly-owned domestic subsidiaries whose assets or revenues exceed 5% of the consolidated assets or revenues, as the case may be, of Microsemi (the “Guarantors”). Other domestic subsidiaries will be required to become a Guarantor to the extent that domestic subsidiaries excluded from such guarantee obligation represent more than 15% of the consolidated assets or revenues, as the case may be, of Microsemi.

The Facilities are subject to certain representations and warranties, certain affirmative covenants, certain negative covenants, certain financial covenants, certain conditions and events of default that are customarily required for similar financings.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously disclosed, on October 2, 2010, Microsemi entered into an Agreement and Plan of Merger by and among Artful Acquisition Corp., a California corporation and a wholly owned subsidiary of Micrcosemi (“Purchaser”), and Actel Corporation, a California corporation (“Actel”), pursuant to which, and on the terms and subject to the conditions thereof, Purchaser commenced a cash tender offer (the “Offer”) on October 4, 2010 to purchase all of the outstanding shares of Actel’s common stock, par value $0.001 per share, together with the associated preferred stock purchase rights issued in connection with and subject to the Preferred Stock Rights Agreement dated as of October 17, 2003, between Actel and Wells Fargo Bank, N.A., as amended (such rights together with the shares of common stock, the “Shares”), or such reduced amount of Shares as described therein, at a purchase price of $20.88 per Share, net to the tendering shareholder in cash, without interest and less any required withholding taxes (the “Per Share Amount”).

At 12:00 midnight, New York City time, on November 1, 2010, the Offer expired. Based on information provided by Wells Fargo Bank, N.A., the depositary for the Offer, a total of 23,099,124 Shares (excluding Shares tendered by notice of guaranteed delivery), representing approximately 87.9% of the outstanding Shares, were validly tendered and not withdrawn as of the expiration of the Offer. On November 2, 2010, Purchaser accepted for payment all Shares validly tendered and not withdrawn prior to the expiration of the Offer. Based on the Per Share Amount and the number of Shares validly tendered and accepted for payment (including approximately 860,000 Shares tendered by notice of guaranteed delivery) at the expiration of the Offer, as of November 2, 2010, the value of the Shares purchased by Purchaser in connection with the Offer was approximately $500 million. Microsemi has funded the purchase of the tendered Shares from cash on hand and from the Credit Agreement described in Item 1.01 above.

On November 2, 2010, Purchaser exercised its option to purchase Shares pursuant to the terms and conditions of the Merger Agreement (the “Top-Up Option”), to acquire 7,000,000 newly issued Shares at a purchase price per Share equal to the Per Share Amount. As a result, Purchaser then owned more than 90% of the outstanding Shares (excluding Shares tendered by notice of guaranteed delivery and not yet delivered).

On November 2, 2010, pursuant to the terms and conditions of the Merger Agreement, Purchaser was merged with and into Actel with Actel continuing as the surviving corporation and as a wholly owned subsidiary of Microsemi. At the effective time of the Merger, each Share outstanding (other than Shares owned by Actel, Microsemi, Purchaser, or any direct or indirect wholly owned subsidiary of Microsemi or Actel, or held by shareholders who properly demand and perfect dissenters’ rights under California law) was converted into the right to receive the Per Share Amount.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is included as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Microsemi issued a press release announcing the completion of the Merger, a copy of which is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements required under this Item 9.01 will be filed by Microsemi pursuant to an amendment to this Form 8-K not later than 71 days after the date that this report on Form 8-K is required to be filed.

(b) Unaudited Pro Forma Financial Information.

The pro forma financial information required under this Item 9.01 will be filed by Microsemi pursuant to an amendment to this Form 8-K not later than 71 days after the date that this report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated October 2, 2010, by and among Microsemi Corporation, Artful Acquisition Corp. and Actel Corporation (incorporated herein by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by Microsemi Corporation on October 4, 2010).

10.1	Credit Agreement, dated as of November 2, 2010, by and among Microsemi Corporation, Morgan Stanley Senior Funding, Inc., Morgan Stanley & Co. Incorporated, East West Bank, Raymond James Bank, FSB and the lenders referred to therein.

99.1	Press release issued by Microsemi Corporation on November 2, 2010 (incorporated herein by reference to
Exhibit (a)(5)(E) of Amendment No. 4 to the Tender Offer Statement on Schedule TO filed by Microsemi Corporation on November 2, 2010).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Microsemi Corporation
(Registrant)

	By:	/S/ JOHN W. HOHENER
Date: November 4, 2010		John W. Hohener
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated October 2, 2010, by and among Microsemi Corporation, Artful Acquisition Corp. and Actel Corporation (incorporated herein by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by Microsemi Corporation on October 4, 2010).

10.1	Credit Agreement, dated as of November 2, 2010, by and among Microsemi Corporation, Morgan Stanley Senior Funding, Inc., Morgan Stanley & Co. Incorporated, East West Bank, Raymond James Bank, FSB and the lenders referred to therein.

99.1	Press release issued by Microsemi Corporation on November 2, 2010 (incorporated herein by reference to Exhibit
(a)(5)(E) of Amendment No. 4 to the Tender Offer Statement on Schedule TO filed by Microsemi Corporation on November 2, 2010).